Exhibit 99.6

Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Atlantic Capital Bancshares, Inc. (“Atlantic Capital”) relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of March 25, 2015, as amended, by and between Atlantic Capital and First Security Group, Inc. (“First Security”), pursuant to which First Security will merge with and into Atlantic Capital (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of Atlantic Capital upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Henchy R. Enden
Name: Henchy R. Enden

July 16, 2015